DEAN CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

AND

INSIDER TRADING POLICY

November 2011

I.           GENERAL STATEMENT

Dean Capital Management, LLC (the “Advisor,” “we,” or “us”) seeks to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  The highest duty of care and loyalty to all clients must be observed by all of our personnel.  The confidence and trust placed in us by our clients is something that is highly valued and must be protected.  As a result, any activity that creates even the suspicion of misuse of material non-public information by the Advisor or any of our employees that gives rise to or appears to give rise to any breach of fiduciary duty owed to our clients or that creates any actual or potential conflict of interest between our clients and the Advisor or any of our employees, or even the appearance of any conflict of interest, must be avoided and is prohibited.  At the same time, we believe that individual investment activities by our officers and employees should not be unduly prohibited or discouraged.

Federal and state laws prohibit the Advisor and each of its employees from purchasing or selling any publicly traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., insider trading).  In addition, the Advisor and each employee has a fiduciary obligation to its clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the Advisor or its employees by its clients.

As required by Rule 204A-1 of the Advisors Act, the Advisor has adopted, maintains and enforces this Code of Ethics (the “Code”) that establishes rules of conduct for supervised persons of the Advisor, including prohibitions on trading on non-public information, and setting forth holding and transaction reporting requirements for access persons of the Advisor.  In the event that the Advisor is an adviser or sub-adviser to an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), the Advisor’s Code of Ethics shall comply with the requirements of Rule 17j-1 under the 1940 Act.  The policies and procedures set forth herein are intended to articulate the Advisor’s policies, educate its employees about the issues and the Advisor’s policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that the Advisor satisfies its obligations in this area.  By doing so, the Advisor hopes that the highest ethical standards are maintained and that the reputation of the Advisor is sustained.

All supervised persons are required by this Code to report any violations of the Code promptly to the CCO, as required by the SEC’s Code of Ethics Rule.  Any retaliation against someone who reports a violation will not be tolerated and will itself be considered a violation of this Code.

Any questions regarding the following policies and procedures should be referred to the Chief Compliance Officer (“CCO”).

II.           DEFINITIONS

1.
“Access Person” means any supervised person who: (i) has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (ii) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.  Because the Advisor’s primary business is providing investment advice, all directors, members, officers and partners are presumed to be access persons.

2.
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is subject to the provisions of Section 16 of the 1934 Act and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest.

A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction.  Each Access Person will be assumed to have a pecuniary interest, and therefore, beneficial interest in or ownership of, all securities held by the Access Person or the Access Person’s immediate family sharing the same household with the Access Person, and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner (except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner), corporations in which they are a controlling shareholder (except any investment company, trust or similar entity registered under applicable U.S. or foreign law) or any other similar arrangement.  Any questions a Supervised Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Chief Compliance Officer.

3.	“Chief Compliance Officer” or “CCO” shall mean the person designated by us to serve in such capacity.

4.
“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act as it applies to investment advisers, each as may be amended or supplemented, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury, as applicable.

5.	“Fund” means any investment company registered under the Investment Company Act of 1940, as amended.

6.
“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

7.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

8.
“Knowingly/Knows/Knew” means (i) actual knowledge or (ii) reason to believe but shall exclude institutional knowledge, where there is no affirmative conduct by the employee to obtain such knowledge, for example, querying the Adviser’s trading system or investment personnel.

9.
“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, pursuant to sections 4(2) or 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933, as amended.

10.	“Personal benefit” includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a client.

11.
“Reportable Fund” means (i) any Fund for which we serve as an investment adviser; or (ii) any Fund whose investment adviser or principal underwriter controls us, is controlled by us, or is under common control with us.  "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.

12.	“Reportable Security” means a security as defined in §202(a)(18) of the Advisers Act, but does not include:

i.	Direct obligations of the Government of the United States;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by money market funds;

iv.	Shares issued by open-end funds other than Reportable Funds; and

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, non of which are Reportable Funds.

13.
“Supervised Person” includes any partner, officer, director, member (or other person occupying a similar status or performing similar functions), employee, or other person who provides investment advice on behalf of the Advisor and is subject to the supervision and control of the Advisor.  Specifically, “Supervised Persons” shall include individuals making investment decisions and managing client assets.  For example, financial analysts, investment analysts, traders and other employees who provide information or advice regarding the management of client assets.

III.           PROHIBITED BUSINESS PRACTICES

A.           Prohibited Conduct

The Advisor is a fiduciary and has a duty to act primarily for the benefit of its clients.  While the nature and extent of this duty will vary according to the nature of the relationship between the Advisor and the client and the circumstances of each case, certain practices are clearly dishonest and unethical.  To ensure compliance with the Advisor’s high ethical standards and its fiduciary obligations to clients, Access Persons and Supervised Persons shall not engage in any of the following business practices:

1.	Employ any device, scheme, or artifice to defraud any client or prospective client. (§ 206(1))

2.	Engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client. (§ 206(2))

3.
To make any untrue statement of a material fact to Clients or omit to state a material fact necessary in order to make the statements made to Clients, in light of the circumstances under which they are made, not misleading;

4.
Knowingly sell any security to or purchase any security from a client while acting as principal for his or her own account, or knowingly effect any sale or purchase of any security for the account of such client while acting as broker for a person other than such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction.  (§ 206(3))

5.	Engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative. (§ 206(4))

6.	Place an order to purchase or sell a security for the account of a client without authority to do so.

The conduct set forth above is not all-inclusive.  Engaging in other conduct may be considered an unethical business practice and prohibited by Rule 17j-1 under the 1940 Act as well as other securities laws. ,

Engaging in any unethical business practice can subject the Advisor and the person involved to civil and criminal liability, and will result in the Advisor imposing serious sanctions on the person(s) involved, including dismissal.

B.           Preferential Treatment, Gifts and Entertainment

No Supervised Person shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Advisor, except those usual and normal benefits directly provided by the Advisor.

No Supervised Person shall accept or offer any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such person and the Advisor.  Supervised Persons are prohibited from receiving any gift or other personal benefit of more than de minimis value from any person or entity that does business with or on behalf of the Advisor.  In addition, Supervised Persons are prohibited from giving or offering any gift or other personal benefit of more than a de minimis value to any person or entity who are existing or prospective clients or any person that does business with or on behalf of the Advisor, and shall be absolutely prohibited from giving or offering any gift or other personal benefit to any client or prospective client who is a governmental entity or official thereof or official of any governmental entity investment, retirement or pension Fund.  For purposes of this Code, deminimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety.  Any questions regarding the receipt of any gift or other personal benefit should be directed to the CCO.

IV.           POLICY STATEMENT ON INSIDER TRADING

Federal Securities Laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities.  In addition, Regulation FD prohibits certain selective disclosure of information to analysts.

The Advisor forbids any of its employees from engaging in “insider trading.”  This means, in general, that no “insider” may (i) either personally or on behalf of others (such as accounts managed by the Advisor) purchase or sell a security on the basis of material, nonpublic information, or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities.

The Advisor’s policy applies to every employee and Access Person, and extends to activities within and outside their duties at the Advisor.  The Advisor requires approval for each of its officers and employees to serve as an officer or director of a company having publicly traded securities.

While the term “insider trading” is not defined in the federal securities laws, for purposes of these policies and procedures, it shall be presumed to include the use of material non-public information to trade in securities (whether or not one is an “insider” with respect to the issuer of the securities), and the communication of material non-public information to others, including any of the following practices:

●	Trading by an insider (e.g., an officer, director or employee of an issuer, or anyone with a confidential relationship with the issuer), while in possession of material non-public information;

●
Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

●	Communicating material non-public information to others.

A.           Inside Information

Inside information obtained by any Supervised Person from any source must be kept strictly confidential.  All inside information should be kept secure, and access to files and computer files containing such information should be restricted.  Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information, clients’ securities holdings and transactions, and other material non-public information that could affect the price of a security.

A client’s identity, financial circumstances and account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.  The Advisor has separate policies on privacy that also govern the use and disclosure of client information.

If you have any questions about whether you are in possession of material non-public information, consult with the CCO.

B.           Insider

For purposes of these policies and procedures, an “insider” includes officers, directors, trustees, members, employees and majority shareholders of a company or issuer of securities.  In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes.  Such “temporary insiders” can include, among others, a company’s attorneys, accountants, consultants, bank-lending officers, and the employees of such organizations.  However, for such an outside person to be considered a “temporary insider,” the company or issuer must expect such person to keep confidential the non-public information, which has been disclosed to him, and the relationship must at least imply such a duty.

Access Persons should be aware that, under this definition, the Advisor (or an employee of the Advisor) may become a temporary insider of a company if it advises that company or performs other services for it.  There may even be circumstances in which the Advisor (or an employee of the Advisor) could become a temporary insider in a company that it investigates for the purpose of making or recommending an investment, or in which it holds a portfolio position on behalf of a client.

C.           Material Information

Trading on inside information is not a basis for liability unless the information is material.  For purposes of these policies and procedures, “material information” means information that a reasonable investor would likely consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that should be considered material includes, but is not limited to:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.  Material information does not have to relate to a company’s business; it can be significant (but not yet widely known) market information.

D.           Non-Public Information

For purposes of these policies and procedures, information will be considered to be non-public until there is a reasonable basis for believing that it has been effectively communicated to the market place.  For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public.  For example, information found in the following places would be considered public:

●	A report filed with the SEC;

●	A press release; or

●	A publication of general circulation such as Dow Jones, “Reuters Economic Services,” or the Wall Street Journal.

E.           Penalties for Insider Trading

Access Persons of the Advisor should be aware that penalties for trading on, or communicating, material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, regardless of whether they benefit from the violation. These penalties include:

●	Civil injunctions;

●	Treble damages;

●	Disgorgement of profits;

●	Jail sentences;

●	Fines for the person who committed the violation of up to 3 times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited; and

●	Fines for the employer or other controlling person of up to the greater of $1 million, or 3 times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Advisor, including dismissal.

F.           Procedures for Insider Trading

If an Access Person believes either that the information is material and non-public, or has any question as to whether the information is material and non-public, the Access Person should take the following steps:

●	Report the matter immediately to the CCO.

●	Refrain from purchasing or selling the securities on behalf of himself or others, including investment companies or private accounts managed by the Advisor.

●	Refrain from communicating the information inside or outside the Advisor, other than to the CCO.

After the CCO has reviewed the issue, the Access Person will be instructed to continue to refrain from trading and communicating the information, or will be allowed to trade and communicate the information.

Information in the possession of an Access Person that is material and non-public may not be communicated to anyone, including persons within the Advisor, except to the CCO or to other persons identified by the CCO.  In addition, care should be taken so that the information is secure.  For example, files containing material non-public information should be sealed, and access to computer files containing material non-public information should be restricted.

V.           OTHER CONFIDENTIAL INFORMATION

A.           Confidential Information

As noted above, even if the Advisor and its employees do not receive material nonpublic information, the Advisor or its employees may receive other confidential or sensitive information from or about the Advisor’s parent holding company and the Advisor’s clients, and the Advisor’s employees may receive confidential or sensitive information about the Advisor’s affairs.  Such confidential or sensitive information may include, among other things:

●	The name of the client. The Advisor is obligated by law not to divulge or use its clients' names without their consent.

●	Financial or other information about the client, such as the client's financial condition or the specific securities held in a specific client's portfolio.

●	The names of the securities on the Advisor's various buy and sell lists.

●	The name of any security under consideration for placement on any buy or sell list.

Given the breadth of the above, all information that an employee obtains through his or her association with the Advisor should be considered confidential unless that information is specifically available to the public.

B.           Policy Statement Regarding Use and Treatment of Confidential Information

All confidential information, whatever the source, may be used only in the discharge of the employee's duties with the Advisor.  Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a personal account.

C.           Procedures Regarding Use and Treatment of Confidential Information

The Advisor encourages each of its employees to be aware of, and sensitive to, such employee's treatment of confidential information.  Each employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with the Advisor, not to store confidential information in plain view in public areas of the Advisor's facilities where anyone entering the room may see it, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it.  Particular care should be exercised if confidential information must be discussed in public places, such as elevators, taxicabs, trains or airplanes, where such information may be overheard.  Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an employee of the Advisor.

VI.           CONFLICTS OF INTEREST

A.	Fiduciary Duty to Avoid Conflicts of Interest between Client Accounts and Personal Accounts

If any Supervised Person is aware of a personal interest that is, or might be, in conflict with the interest of any client, that Supervised Person should disclose the situation or transaction and the nature of the conflict to the CCO for appropriate consideration.  In addition, no Supervised Person may use knowledge about pending or currently considered securities transactions for clients to directly or indirectly profit personally.  Without limiting the foregoing, Supervised Persons who are planning to invest in or make a recommendation to invest in a security, and who have a material interest in the security or a related security, must first disclose such interest to his or her manager or the CCO.  Such manager or the CCO shall conduct an independent review of the recommendation to purchase the security for clients and written evidence of such review shall be maintained by the CCO.  Supervised Persons may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a client in order to avoid an actual or apparent conflict with a personal transaction in a security.

All Supervised Persons must receive prior written approval from the CCO prior to pursuing any of the following activities:

●
Negotiate or enter into any agreement on behalf of a client with any business concern doing or seeking to do business with a client if the Supervised Person or their relative has a substantial interest in the business concern.

●	Enter into an agreement, negotiate or otherwise do business on behalf of a client with a friend or a person related to the Supervised Person.

●	Negotiate or enter into any business or other transaction with a client other than pursuant to advisory agreements with the Advisor as envisioned by this Manual.

●	Serve on the board of directors of, or act as consultant to, any publicly traded corporation. (See also B below.)

Further, if any person living in the same house with a Supervised Person proposes to pursue any of these listed activities, the Supervised Person must seek approval in writing from the CCO.  The Supervised Person will be deemed to be entering into any activity the same as if he or she were the person living in his house.

All Supervised Person shall obtain prior written approval from the CCO before engaging in any outside activities involving securities, investments, finances or related topics, whether or not compensated for these activities.  Outside activities of this sort include writing articles on any of these topics for publication, among a variety of activities.

B.Service as a Director

The Advisor prohibits Supervised Persons from accepting any new appointment to the board of directors of any company absent prior authorization of the CCO.  In determining whether to authorize such appointment, the CCO shall consider whether the board service would be adverse to the interests of the Advisor’s clients, would interfere with or hinder the Advisor’s ability to provide recommendations to its clients, and whether adequate procedures exist to ensure isolation from those making investment decisions.  No Supervised Person may participate in a decision to purchase or sell a security of any company for which he/she serves as a director.  All Supervised Persons shall report existing board positions with for-profit corporations, business trusts or similar entities within ten (10) days of becoming a Supervised Person.  All Supervised Persons must notify the CCO within ten (10) days of accepting a new appointment to serve on the board of directors of any for-profit corporation, business trust or similar entity (other than companies for which prior authorization of the Compliance Officer is required).

C.           Restrictions on Personal Security Transactions

1.
Access Persons shall not discuss with or otherwise inform others of any actual or contemplated security transaction by any client except in the performance of employment duties or in an official capacity and then only for the benefit of the client, and in no event for personal benefit or for the benefit of others.

2.
Access Persons shall not release information to dealers, brokers, or others (except to those concerned with the execution and settlement of the transaction) as to any changes in any client’s investments.

3.
Access Persons may not use knowledge of portfolio transactions made or contemplated for any client to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by any client.

4.
No Access Person shall knowingly take advantage of an opportunity of any client for personal benefit, or take action inconsistent with such Person’s fiduciary obligations to the Advisor’s clients.  All personal securities transactions must be consistent with this Code and Access Persons must avoid any actual or potential conflict of interest or any abuse of any Person’s position of trust and responsibility.

5.	Any transaction in a Reportable Security in anticipation of any client’s transaction (“front-running”) is prohibited.

6.
No Access Person shall purchase or sell, directly or indirectly, any Reportable Security which such Person knows that the Adviser either is purchasing or selling, or is considering for purchase or sale, for any client until either the client’s transactions have been completed or consideration of such transaction is abandoned.

7.
When anything in paragraph 6 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

8.	Any Access Person who trades in violation of this Section C must unwind the trade or disgorge the profits.

D.           Preclearance

1.
No Access Person may buy or sell any Reportable Security for an account beneficially owned by him without having first obtained specific permission from the CCO.  In order to gain permission to trade, the Access Person must obtain preclearance by written approval or e-mail approval from the CCO.  After preclearance has been approved, the transaction may be affected either internally or through an external broker.  Transaction orders must be placed within three business days of the day permission to trade is granted.

2.
No Access Person shall directly or indirectly acquire a beneficial interest in securities through a Limited Offering or in an Initial Public Offering without obtaining the prior consent of the CCO.  Consideration will be given to whether or not the opportunity should be reserved for the Advisor’s clients.  The CCO will review these proposed investments on a case-by-case basis and approval may be appropriate when it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Initial Public Offering or Limited Offering.

3.	Supervised Persons are subject to blackout periods in order to prohibit the purchase or sale of any security within seven days before and after any transaction in the same security for a client.

4.	Supervised Persons shall not have short-term trading profits. Short-term trading profits are defined as a purchase and sale, or sale and purchase, occurring within 60 days.

Exceptions, waivers and modification to the items in subparagraph (3) or (4) may be granted by the CCO as appropriate and in a manner to protect client interests.  Any exception, waiver or modification must be in writing, maintained in the compliance records of the Adviser and may be limited and subject to conditions.

E.           Excluded Transactions

The trading restrictions in Section C and the preclearance requirements of Section D do not apply to the following types of transactions:

(a)	Transactions effected for any account over which the Access Person has no direct or indirect influence or control and which has been approved by the CCO.

(b)	Non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemption of securities.

(c)	The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

(d)
Standing orders for retirement plans provided that prior clearance is obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans.  Lump sum investments or withdrawals for such plans schemes must be pre-cleared on a case-by-case basis and are subject to trading restrictions.

F.           Reporting Procedures

Access Persons shall make the reports set forth below.  Any report required to be filed shall not be construed as an admission by the person making such report that he/she has any direct or indirect beneficial interest in the security to which the report relates.

(a)
Initial and Annual Holdings Report.  Each Access Person must provide an initial holdings report which includes the following information within ten (10) days of becoming an Access Person and thereafter within thirty (30) days after the end of each calendar year:

●
The title, type of security, the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

●	The date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date, the person becomes an Access Person or the annual holdings report date.  If an Access Person is not required to report any information on an Initial or Annual Holdings Report, the Access Person must submit a written and signed statement to that effect to the CCO by the date on which the applicable Holdings Report is due.

(b)
Quarterly Transaction Reports.  Not later than thirty (30) days following the end of a calendar quarter, each Access Person must submit a report which includes the following information with respect to any transaction in the quarter in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership (including any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person):

●
The date of the transaction, the title, the exchange ticker symbol or CUSIP number, as applicable, interest rate and maturity date (if applicable), the number of shares and principal amount of each Reportable Security involved;

●	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

●	The price of the Reportable Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date that the report is submitted by the Access Person.

An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements, so long as the confirmations or account statements are received by the CCO no later than fifteen (15) days after the end of the applicable quarter.  If an Access Person is not required to report any information on a Quarterly Transaction Report, the Access Person must submit a written and signed statement to that effect to the CCO by the date on which the applicable Quarterly Transaction Report is due.

(c)
Review of Reports.  The CCO shall be responsible for identifying Access Persons, notifying them of their obligations under this Code and reviewing reports submitted by Access Persons.  The CCO will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to these procedures.  No person shall be permitted to review his/her own reports.  Such reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report.

VII.           MISCELLANEOUS

A.           Administration of the Code

The CCO shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code.  The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship).  Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the CCO, and shall be reported to the operating committee of the Advisor at the next regular meeting.  The CCO will take whatever action he/she deems necessary with respect to any officer, member of the operating committee or employee of the Advisor who violates any provision of this Code.

The CCO shall designate another responsible person to review the CCO’s securities transactions and to undertake such other matters with respect to the CCO under these policies and procedures.  This designation as to the person and dates shall be maintained in the compliance files under these policies and procedures.  This designated person shall have access to any information and other matters necessary to perform the duties so designated.

Upon learning of a potential violation of these policies and procedures, the CCO will report promptly to the operating committee of the Advisor, as appropriate, providing full details and recommendations for further action.  The CCO will maintain a record of any violation and of any action taken as a result of the violation, as required by SEC recordkeeping rules.

B.           Code Revisions

The CCO will review the Code on a regular basis, and update the policies and procedures herein as necessary.  Any material changes to the Code will be submitted to the operating committee for approval within six months of such change.

C.           Recordkeeping Requirements

The Advisor shall maintain records, at its principal place of business, of the following:  a copy of each Code in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a record of all written acknowledgments of receipt of the Code, and all amendments thereto, for each person who currently is, or within the past five years was, a Supervised Person; a copy of each report made by Supervised Persons as required in this Code, including any information provided in place of the reports during the past five years after the end of the fiscal year in which the report is made or the information is provided; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; for at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an Investment Personnel’s purchase of securities in an Initial Public Offering or a Limited Offering; and a copy of reports provided to the operating committee of the Advisor regarding the Code.

D.           Condition of Employment or Service

All persons shall conduct themselves at all times in the best interests of the Advisor.  Compliance with the Code shall be a condition of employment or continued affiliation with the Advisor and conduct not in accordance shall constitute grounds for actions that may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office.  All Supervised Persons shall certify and provide written acknowledgment upon becoming a Supervised Person and thereafter annually that they have received a copy of and read the Code, and all amendments thereto, and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

*           *           *           *           *

ANNUAL CODE OF ETHICS ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge that I have read the Code of Ethics of Dean Capital Management, LLC (a copy of which has been supplied to me that I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof.  I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

Print Name
Date	Signature

Attachment A

Initial Reporting Form-Page 1

Employee      ___________________________________________ (PRINT NAME)

Information submitted current as of __________________________ (PRINT DATE)

In accordance with the Code of Ethics of Dean Capital Management, LLC, please provide a list of all securities in which you have any Beneficial Interest.  This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if applicable)	Principal Amount

Use additional sheets as necessary.

Initial Reporting Form-Page 2

In accordance with the Code of Ethics of Dean Capital Management, LLC, please provide a list of all securities accounts in which you have any Beneficial Interest.

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

I certify that this form fully discloses all of the securities and account in which I have any Beneficial Interest.  Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature	Date

Reviewed by: __________________________ Date of Review: ________________________ Exception(s) Noted: ____No ____Yes If Yes, Describe: ________________________

Attachment B

QUARTERLY TRANSACTION REPORTING FORM ACCESS PERSON: _________________________ For Quarter Ended: _________________________

Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if app.)	Principal Amount	Buy (acquire)/ Sell (dispose)	Interest rate/ maturity	Price	Date	Broker, Dealer or Bank

TO BE USED FOR TRANSACTIONS FOR WHICH DUPLICATE ACCOUNT STATEMENTS HAVE NOT BEEN SUBMITTED. DELIVER TO THE ADVISER’S COMPLIANCE OFFICER WITHIN 30 DAYS OF THE END OF EACH CALENDAR QUARTER. USE ADDITIONAL SHEETS IF NECESSARY.

Employee	Date

Attachment C

Annual Reporting Form-Page 1

Employee      ___________________________________________ (PRINT NAME)

Information submitted current as of __________________________ (PRINT DATE)

In accordance with the Code of Ethics of Dean Capital Management, LLC, please provide a list of all securities in which you have any Beneficial Interest.  This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if applicable)	Principal Amount

Use additional sheets as necessary.Annual Reporting Form-Page 2

In accordance with the Code of Ethics of Dean Capital Management, LLC, please provide a list of all securities accounts in which you have any Beneficial Interest.

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

I certify that this form fully discloses all of the securities and accounts in which I have any Beneficial Interest.  Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature	Date

Reviewed by: __________________________ Date of Review: ________________________ Exception(s) Noted: ____No ____Yes If Yes, Describe: ________________________